UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2013

MVP REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 232
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2013, John Alderfer, 69, resigned his positions as Chief Financial officer, President and Director of MVP REIT, Inc.

On March 8, 2013, the Board of Directors appointed our current Chief Executive Officer, Michael Shustek, 54, as our President and Dustin Lewis, 38, as our Chief Financial Officer.  Mr. Lewis  is a certified public accountant in the State of Nevada and has been a member of the accounting firm, L.L. Bradford since 1996.   L.L. Bradford provides various non-audit accounting services for MVP REIT, Inc. and certain of its affiliates, including Vestin Realty Mortgage II which is a shareholder of our manager.

At L.L. Bradford, Mr. Lewis has been the partner in charge of attestation services for publicly listed companies as well as  closely held entities. Mr. Lewis also provides various consulting and advisory services to public and privately held companies with annual revenues from start up to approximately $500 million. Additionally, Mr. Lewis is experienced in the areas of financial projections, restructure of debt, preparation of budgets, accounting systems design and implementation, fraud detection and prevention analysis, cost evaluation and cutting, due diligence work and other management services. From 2006 through 2008, Mr. Lewis was the Chief Financial Officer of the largest taxicab and transportation company located in Las Vegas, Nevada with annual revenues of approximately $100 million. Mr. Lewis has lived in Las Vegas, Nevada since 1980 and received his Bachelor of Science in Accounting locally from the University of Nevada, Las Vegas.

The Board of Directors of MVP REIT, Inc. has not filled the vacancy on the board created by Mr. Alderfer’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 2013

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

       Dustin Lewis

       Chief Financial Officer